Exhibit 99.1

Applied Materials Completes Acquisition of Varian Semiconductor Equipment Associates

•	Forms industry’s leading supplier of equipment and services for transistor technologies

•	Enhances Applied’s capability to support customers in delivering faster, higher performance, power-efficient chips

•	Expands Applied’s market with new opportunity approaching $1.5 billion annually

SANTA CLARA, Calif., November 10, 2011 – Applied Materials, Inc. (Nasdaq: AMAT) today announced the successful completion of its acquisition of Varian Semiconductor Equipment Associates, Inc. (Nasdaq: VSEA). The acquisition of Varian enhances Applied’s extensive portfolio with market-leading ion implantation technology, a market that represents an annual opportunity approaching $1.5 billion.

“Global demand for mobile devices with higher performance and longer battery life is fueling new innovations in semiconductor technology focused on the complex transistors at the heart of next generation chips,” said Mike Splinter, chairman and chief executive officer of Applied Materials. “The combination of Applied and Varian will create the industry leader in transistor technologies and allow us to partner with our customers to find innovative solutions for smaller, faster, power-efficient devices.”

The new Varian Semiconductor Equipment business unit is based in Gloucester, MA, and is led by Bob Halliday, group vice president and general manager. Mr. Halliday reports to Dr. Randhir Thakur, executive vice president and general manager of Applied’s Silicon Systems Group, which supplies semiconductor manufacturing technology to every chipmaker around the world.

“Varian’s exceptional team and focus on device performance and yield improvement strongly complement Applied’s capabilities,” said Dr. Thakur. “Together, we can significantly enhance our value to customers in helping them with their most complex challenges to extend Moore’s Law far into the future.”

On November 10, 2011, Varian became a wholly-owned subsidiary of Applied. As a result, each outstanding share of Varian common stock (other than shares owned by Applied or Varian) was automatically converted into the right to receive $63.00 in cash (without interest). Holders of Varian common stock will receive a letter of transmittal that will instruct them on how to receive the merger consideration. Under the terms of the merger agreement, Varian equity awards were either converted to the right to receive cash or assumed by Applied. The aggregate purchase price of the merger was approximately $4.2 billion, net of cash acquired.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the anticipated benefits of the Varian acquisition. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to: Applied’s ability to successfully integrate Varian’s operations, product lines, technology and employees and realize synergies; the level of demand for the combined companies’ products, which is subject to many factors, including uncertain global economic and industry conditions, demand for electronic products and semiconductors, and customers’ new technology and capacity requirements; retention of key employees; and other risks described in Applied’s filings with the Securities and

Exchange Commission, including its most recent Form 10-Q. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and Applied does not undertake any obligation to update any forward-looking statements.

About Applied Materials:

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in providing innovative equipment, services and software to enable the manufacture of advanced semiconductor, flat panel display and solar photovoltaic products. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. At Applied Materials, we turn today’s innovations into the industries of tomorrow. Learn more at www.appliedmaterials.com.

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